Exhibit 22.1

PRESS RELEASE

Life Energy & Technology Holdings, Inc. and Diamond Ridge announce Credit Line of $250 million

Falls Church, VA March 16, 2004 --Life Energy & Technology Holdings, Inc.


(OTCBB:LETH - News; Deutsche Borse DE:LFT) Life Energy announced today it has closed on a credit line and taken joint control of $250,000,000 to fund the manufacture of Biosphere Process Systems in the United States and overseas based on the same terms and conditions as earlier funding completed with Diamond Ridge. Diamond Ridge is a 20% owner of Life Energy & Technology Holdings, Inc and has filed a Schedule 13D (Rule 13d-101) with the SEC. Kent W Trumble, spokesman for Diamond Ridge, said, "We are pleased to expand our association with Life Energy in the waste-to-energy industry, successfully utilizing Life Energy's Biosphere Technology. Diamond Ridge knows that this credit line will allow Life Energy to move forward and implement its world wide business plan. We are delighted to be a part of this innovative company."


About Life Energy & Technology Holdings Inc. (http://www.le-th.com) Life Energy is rapidly becoming a leader in the environmental infrastructure and electricity co-generation markets. Life Energy's unique proprietary technology,
EcoTechnology(TM)(b), generates electrical energy through a profitable and environmentally safe process. The Biosphere Process(TM) System, a central part of Life Energy's EcoTechnology(TM), safely and efficiently processes traditional and non-traditional waste materials and/or traditional fuels into electricity and other beneficial by-products. The Biosphere Process(TM) assists in solving the global waste problem by converting into clean, green electricity such waste materials as: Municipal Solid Waste (MSW), agricultural wastes, forestry wastes, agricultural and industrial effluents, medical wastes, industrial wastes, used tires, sewage sludge, shale oil, sour natural gas and many other traditional and non-traditional waste materials.

This release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the Company's financing plans; (ii) trends affecting the Company's financial condition or results of operations; (iii) the Company's growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend," and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company's ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

     (a) Biosphere Process(TM) & Biosphere(TM) are copyright trademarks of the Life Energy Partnership 1995 and the Company.

     (b)  EcoTechnology(TM)   is  a  copyright  trademark  of  the  Life  Energy
          Partnership 1995 and the Company.

Contact:

Corporate Communications:

                Murdock Capital Partners Corp.
                520 Madison Ave.
                New York, NY 10022
                Thomas M. Dean
                Luis J. Mejia
                12-421-2545
                Fax: 212-421-4460
                Email: tdean@murdockcapital.com